Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 of Strategic Storage Trust, Inc. and the related Prospectus for the registration of 5,000,000 shares of common stock and to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2012 with respect to the consolidated balance sheet of Strategic Storage Trust, Inc. and Subsidiaries as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011, included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2013, as amended on Form 10-K/A filed with the Securities and Exchange Commission on April 5, 2013.

/s/ Reznick Group, P.C.

Los Angeles, California

September 23, 2013

Exhibit 23.3 - 1